Exhibit 10.15

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

TREVI THERAPEUTICS, INC.

AND

PENWEST PHARMACEUTICALS CO.

i

6.2	Permitted Disclosures	16

6.3	Limitation on Penwest Disclosure of Penwest Know-how	16

6.4	Publicity	16

6.5	Publications	17

6.6	Return of Confidential Information	17

ARTICLE VII REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS		17

7.1	Mutual Representations	17

7.2	Penwest’s Representations and Warranties	18

7.3	No Warranty	18

ARTICLE VIII INDEMNIFICATION		19

8.1	Indemnification by Trevi	19

8.2	Indemnification by Penwest	19

8.3	Indemnification Procedure	20

8.4	Limitation of Liability	20

ARTICLE IX TERM AND TERMINATION		20

9.1	Term	20

9.2	Termination for Convenience	20

9.3	Termination for Cause	20

9.4	Penwest Termination	20

9.5	Patent Challenge Termination	21

9.6	Effect of Termination	21

9.7	Survival	22

ARTICLE X DISPUTE RESOLUTION		22

10.1	Referral of Unresolved Matters to Senior Executives	22

10.2	Arbitration	22

10.3	Equitable Relief	23

ARTICLE XI MISCELLANEOUS		23

11.1	Governing Law and Jurisdiction	23

11.2	Force Majeure	23

11.3	Further Assurances	24

11.4	Notices	24

11.5	Assignment	24

11.6	Affiliate Performance	24

11.7	Amendment	25

11.8	Entire Agreement	25

ii

11.9	No Benefit to Third Parties	25

11.10	Waiver	25

11.11	No Implied Licenses	25

11.12	Relationship of the Parties	25

11.13	Severability	25

11.14	Interpretation	25

11.15	Counterparts	26

Exhibit A - Description of Compound

Exhibit B - Existing Inventory of API

Exhibit C - Existing Penwest Patent Rights

Exhibit D - Technology Transfer Plan

Exhibit E - Letters to FDA transferring INDs

iii

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement is entered into this 13th day of May, 2011 (the “Effective Date”), by and between Trevi Therapeutics, Inc,, a Delaware company, with principal offices located at 52 Charter Ridge Drive, Sandy Hook, CT 06482 (“Trevi”) and Penwest Pharmaceuticals Co,, a Washington corporation, with principal offices located at 100 Endo Boulevard, Chadds Ford, PA 19317 (“Penwest”). Each of Trevi and Penwest may be referred to, individually, as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, Penwest owns or controls certain patent rights and know-how related to a compound known as nalbuphine hydrochloride, including an extended release formulation;

WHEREAS, Trevi is interested in obtaining an exclusive license under such patent rights and to such know-how to develop and commercialize pharmaceutical products incorporating the foregoing compound, and Penwest is willing to grant Trevi such a license, in each case, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, Penwest and Trevi, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, each of the following capitalized terms, whether used in the singular or plural, shall have the meaning set forth in this Article I.

1.1 “Affiliate” of an entity means any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (ii) status as a general partner in any partnership; or (iii) any other arrangement where a person or entity possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise,

1.2 “Agreement” means this Exclusive License Agreement, including any and all exhibits, schedules, appendices and other addenda to it and as it may be amended from time to time in accordance with the provisions of this document.

1.3 “API” means the active pharmaceutical ingredient contained in Licensed Product.

1.4 “Clinical Trial Commencement Date” means the date on which Trevi commences initial activities towards the conduct of a human clinical trial of Licensed Product.

1.5 “Combination Product” means any pharmaceutical product containing both a Licensed Product component and one or more other active pharmaceutical ingredients or other significant components.

1.6 “Commercially Reasonable Efforts”, as to a Party, means, as to development activities, the level of efforts and resources at least comparable to those normally used by development stage pharmaceutical companies to conduct an activity similar to the relevant activity under like circumstances, and as to commercialization activities, the level of efforts and resources at least comparable to those normally used by specialty pharmaceutical companies to conduct an activity similar to the relevant activity under like circumstances.

1.7 “Compound” means nalbuphine hydrochloride or any alternate form of such compound, including any pharmaceutically acceptable salt, polymorph, crystal form, pro drug or solvate of such compound to the extent such alternate form is covered by Penwest Patent Rights.

1.8 “Confidential Information” means any and all information, data and materials of a confidential or proprietary nature, which are provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement.

1.9 “Control” or “Controlled”, other than for purposes of Section 1.1, means the possession of the right to grant licenses or sublicenses or to disclose proprietary or trade secret information without violating the terms of any agreement or other arrangement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.

1.10 “Cover”, “Covering” or “Covered” means, with respect to a Patent Right and invention, that, in the absence of ownership of, or a license under, such Patent Right, the practice of such invention would infringe a Valid Claim of such Patent Right (including in the case of a Patent Right that is a patent application, a Valid Claim of such patent application as if such patent application were an issued patent).

1.11 “EMA” means the European Medicines Agency or any successor agency.

1.12 “EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

1.13 “Existing Inventory” means the quantity of API to be transferred by Penwest to Trevi under Section 3.3, as described in Exhibit 3.

1.14 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.15 “Field” means all uses.

1.16 “First Commercial Sale”, as to a particular country, means the first commercial sale of a Licensed Product by Trevi or any of its Affiliates or Sublicensees to a Third Party in such country after approval of the NDA, or if approval of an NDA is not required in such country, then following receipt of Marketing Approval required to market such Licensed Product in such country.

1.17 “GAAP” means United States generally accepted accounting principles applied on a consistent basis, or any other accounting principles generally accepted for public companies in the United States such as International Financial Reporting Standards (“IFRS”). Unless otherwise defined or stated, financial terms shall be calculated under GAAP.

1.18 “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

1.19 “Know-how” means inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, procedures, specifications, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological, safety, stability and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.20 “Knowledge of Penwest” means the actual knowledge of the current executive officers of Penwest of events arising after November 4, 2010.

1.21 “Licensed Product” means any product comprising, incorporating or containing any Compound, in any formulation, and shall specifically include the extended release formulation of Compound made using TIMERx Technology.

1.22 “Marketing Approval” means any approval, including price approval, registration, license or authorization from any Regulatory Authority required to market and sell a Licensed Product in a jurisdiction and shall include an approval, registration, license or authorization granted in connection with an NDA.

1.23 “Merger” means the acquisition of Penwest by Endo Pharmaceuticals Inc.

1.24 “NDA” means a New Drug Application, Biologies License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.

1.25 “Net Sales” means the gross amount invoiced on sales of Licensed Product in the Territory by Trevi, its Affiliates and Sublicensees to any Third Party, less the following deductions with respect to the sale of such Licensed Product, in each case, calculated in accordance with GAAP, consistently applied:

(i) normal trade, cash and quantity discounts and other customary discounts actually given to customers in the ordinary course of business;

(ii) rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls;

(iii) government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;

(iv) price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

(v) reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by such Trevi or its Affiliates or Sublicensees without reimbursement from any Third Party;

(vi) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of Licensed Product (but not including taxes assessed directly against the income derived from such sale) net of any credits or allowances received by Trevi or its Affiliates or Sublicensees with respect to such taxes or charges;

(vii) amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable party; and

(viii) any item, substantially similar in character or substance to any of the foregoing, calculated in accordance with GAAP consistently applied and customary in the pharmaceutical industry to be deducted in the definition of net sales in a license agreement of this type.

Notwithstanding anything in this Agreement to the contrary, the transfer of a Licensed Product between or among Trevi, its Affiliates and Sublicensees will not be considered a sale.

Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration.

Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies shall not result in any Net Sales, however if Trevi or any of its Affiliates or Sublicensees charges for such Licensed Product, the amount billed will be included in the calculation of Net Sales.

In the event a Licensed Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price of the Licensed Product component when sold separately in finished form in the country in which the Combination Product is sold and B is the weighted (by sales volume) average sale price of the other active pharmaceutical ingredients or significant components included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product component and the other active pharmaceutical ingredients or significant components did not occur in such period, then in the most recent royalty reporting period during the preceding twelve (12) months in which sales of both occurred, if any. In the event that such average sale price cannot be determined for both the Licensed Product and all other active pharmaceutical ingredients or significant components included in the Combination Product, then the Parties will in good faith discuss and agree on a pro-rata allocation of the Net Sales that reflects the Licensed Product’s contribution to the Combination Product on an equitable basis.

1.26 “Penwest Know-how” means any Know-how owned or otherwise Controlled by Penwest or any of its Affiliates as of the Effective Date or any time during the Term that (i) is incorporated into Licensed Product or the manufacturing process for Licensed Product; (ii) was used or generated in the development, manufacture or use of Licensed Product, including preclinical and clinical data; or (iii) is otherwise reasonably necessary or useful to the research, formulation, development (including filing for and obtaining Marketing Approval), manufacture, import, marketing, sale or use of Licensed Product in the Field. For the sake of clarity, and not in limitation of the foregoing, Penwest Know-how includes Know-how related to the TIMERx Technology as incorporated into an extended release formulation of Compound.

1.27 “Penwest Patent Rights” means (i) any and all patents and patent applications owned or otherwise Controlled by Penwest or any of its Affiliates on the Effective Date or at any time during the Term anywhere in the Territory that Cover Penwest Know-how or that otherwise Cover the research, formulation, development, manufacture, import, marketing, sale or use of Licensed Product in the Field; and (ii) any and all extensions or restorations of the foregoing patents or patent applications by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and supplementary protection certificates and the like. Penwest Patent Rights includes the patents and patent applications listed in Exhibit C.

1.28 “Patent Rights” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, supplemental protection certificates and extensions and the like thereof, and all counterparts thereof in any country.

1.29 “Phase 2 Clinical Study” means a human clinical trial as described in 21 C.F.R. §312.21(b), or an equivalent clinical trial in a country in the Territory other than the United States.

1.30 “Phase 2 Data Package” means a data package that contains the results of the Phase 2 Clinical Studies of Licensed Product required to be completed prior to commencement of a Phase 3 Clinical Study of Licensed Product in the following form: (i) a statistical analysis of results, (ii) analysis tables, data listings and illustrative figures, (iii) the table of adverse events, and (iv) a narrative description of serious adverse events, in each case in the format compiled by Trevi, which shall be consistent with industry standards.

1.31 “Phase 3 Clinical Study” means a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in the indication being investigated as described in 21 C.F.R. §312.21(c), or an equivalent clinical trial in a country in the Territory other than the United States.

1.32 “Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, commercialization, manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States and the EMA in the EU.

1.33 “Royalty Term” has the meaning set forth in Section 4.4(a).

1.34 “Sublicensee” means a Third Party to whom Trevi or any of its Affiliates or another Sublicensee grants an express sublicense under the Penwest Patent Rights and Penwest Know-how to develop, manufacture and commercialize Licensed Product in the Field, provided that the term “Sublicensee” does not include any wholesaler or third party distributor who resells a Licensed Product purchased from Trevi or any of its Affiliates or other Sublicensees in final finished form (but not necessarily in final packaged, and labeled form), provided that Penwest is paid the royalty specified in Section 4.3 on the purchase price of such Licensed Product paid by such wholesaler or distributor to Trevi or any of its Affiliates or Sublicensees.

1.35 “Sublicense Income” means all non-royalty income (whether in the form of upfront payments, milestone payments or otherwise) received by Trevi or any of its Affiliates from a Sublicensee specifically for the grant of a sublicense of the license granted to Trevi under Section 2.1 hereof to such Sublicensee with respect to the development, manufacture or commercialization of a Licensed Product (or, if rights in addition to a sublicense under Section 2.1 are granted to such Sublicensee, then reasonably allocated to the grant of the sublicense of rights under Section 2.1 with respect to such Licensed Product), excluding:

(i) amounts received by Trevi or any of its Affiliates from such Sublicensee as the purchase price for debt or equity securities of Trevi or any of its Affiliates, except that amounts which exceed the fair market value of such debt or equity securities will not be so excluded to the extent otherwise falling within this definition;

(ii) amounts received by Trevi or any of its Affiliates as payments for their actual reasonably allocated costs (including personnel costs and out-of-pocket costs) to perform research, development or commercialization activities undertaken by Trevi or its Affiliates for, or in collaboration with, such Sublicensee with respect to Licensed Product;

(iii) actual and reasonable out-of-pocket costs paid to Trevi or any of its Affiliates for the prosecution, maintenance, defense and enforcement of Patent Rights relevant to Licensed Product;

(iv) amounts received by Trevi or any of its Affiliates as reimbursement for costs borne solely by Trevi or any of its Affiliates, with respect to Third Party claims for which the Sublicensee is obligated to indemnify Trevi or any of its Affiliates, to the extent related to Licensed Product; and

(v) amounts paid by such Sublicensee to Trevi or any of its Affiliates or other Sublicensees to purchase any Licensed Product as to which Penwest will receive a royalty on the direct sale by the Sublicensee.

1.36 “Successful Completion” as to a Phase 3 Clinical Study means that the primary endpoints of such study have been met.

1.37 “Technology Transfer Plan” means the plan for transfer to Trevi of Penwest Know-how attached to this Agreement as Exhibit D.

1.38 “Term” means the term of this Agreement determined in accordance with Section 9.1.

1.39 “Territory” means worldwide.

1.40 “TIMERx Technology” means Penwest’s proprietary controlled-release drug delivery technology, TIMERx M50A for solid dosage forms,

1.41 “Third Party” means any person other than a Party or any of its Affiliates or their respective employees.

1.42 “Trevi Improvements” means any Know-how owned or otherwise Controlled by Trevi or any of its Affiliates that constitutes an improvement of the Penwest Know-how, developed by Trevi or any of its Affiliates during the Term, and incorporated into the Licensed Product by Trevi or any of its Affiliates.

1.43 “Trevi Improvement Patent Rights” means Patent Rights owned or Controlled by Trevi or any to its Affiliates Covering any Trevi Improvement.

1.44 “Trevi TIMERx Improvement” means any Trevi Improvement that consists of a specific improvement to the TIMERx Technology.

1.45 “Trevi TIMERx Improvement Patent Right” means any Trevi Improvement Patent Rights that specifically Cover a Trevi TIMERx Improvement.

1.46 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.47 “Valid Claim” means (i) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or been dedicated to the public, and (ii) a claim in a pending patent application that is being prosecuted and that has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal, and that has not been pending for more than [**] from the earliest claimed priority date.

ARTICLE II

LICENSE GRANT AND PENWEST OPTION

2.1 License Grant. Subject to the terms and conditions of this Agreement, Penwest and its Affiliates hereby grant to Trevi an exclusive license (or sublicense, as the case may be) under the Penwest Patent Rights and the Penwest Know-how, in each case with the right to grant sublicenses, to the extent provided in Section 2.2, to research, develop, make, have made, use, import, export, market, offer for sale, sell and have sold, Licensed Product in the Territory within the Field.

2.2 Sublicenses.

(a) Sublicensing. The rights granted to Trevi by Penwest under Section 2.1, may be extended to an Affiliate or sublicensed, in whole or in part, to a Third Party (through multiple levels of sublicensing). Trevi will, promptly after signature, provide Penwest with an unredacted copy of each agreement with a Sublicensee executed by Trevi or any of its Affiliates. Sublicensees may also extend the rights granted under Section 2.1 to any of their Affiliates.

(b) Performance by Sublicensees. Trevi will be fully responsible for performance by each Sublicensee of its obligations under this Agreement. Each sublicense granted by Trevi or by any of its Affiliates or Sublicensees pursuant to this Section 2.2 will contain terms and conditions consistent with those sections of this Agreement applicable to Sublicensees, and specifically obligations to Penwest of (i) Section 2.4 (Penwest Option to Negotiate), 4.11 (Records and Audits), Article V (Intellectual Property Ownership, Protection and Related Matters), Article VIII (Indemnification), Article IX (Term and Termination), Article X (Dispute Resolution) and Article XI (Miscellaneous). In addition, each sublicense agreement will contain the following provisions: (i) a requirement that any Sublicensee selling Licensed Product submit applicable sales or other reports to Trevi to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) an audit requirement as to those Sublicensees selling Licensed Product consistent with that set forth in Section 4.11; and (iii) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information consistent with Article VI with respect to Confidential Information of Penwest.

2.3 Responsibility; Decision-making. During the Term, Trevi will, including through its Affiliates and Sublicensees, have sole responsibility for and sole decision-making authority with respect to, the research, development, manufacture, marketing, sale and use of Licensed Product in the Field, and except as otherwise expressly set forth in this Agreement, will be responsible for all of the costs and expenses associated with such activities during the Term. Trevi shall use its Commercially Reasonable Efforts to develop and commercialize Licensed Product in the Territory.

2.4 Penwest Option to Negotiate. Trevi hereby grants to Penwest a first right of negotiation to re-acquire Penwest’s rights under the Penwest Know-how and the Penwest Patent Rights with respect to Licensed Product, and to acquire a license to Trevi Improvements and Trevi Improvement Patent Rights for the research, development, manufacture and commercialization of Licensed Product (the “Reacquisition Option”). Penwest must exercise the Reacquisition Option by delivering written notice to Trevi within [**] of delivery to Penwest by Trevi of the Phase 2 Data Package (the “Exercise Notice”). Upon receipt of the Exercise Notice, the Parties will negotiate in good faith the terms of a license agreement, at then current market rates for deals at a similar stage with a product of similar market potential as Licensed Product. In the event Penwest does not provide the Exercise Notice within [**] of delivery to Penwest by Trevi of the Phase 2 Data Package, or if the Parties have not executed a definitive agreement under the preceding sentence within [**] of the date of Trevi’s receipt of the Exercise Notice (the “Exclusive Negotiation Period”), despite good faith negotiations, then Trevi shall thereafter be free to enter into an agreement with one or more Third Parties granting such Third Parties the right to research, develop, manufacture or commercialize Licensed Product, and Penwest will no longer have a Reacquisition Option, provided that Trevi will not, during the [**]period following the end of the Exclusive Negotiation Period, enter into an agreement with a Third Party on terms more favorable to such Third Party than those last offered to Penwest, unless Trevi has first offered such terms to Penwest.

2.5 Trevi License Grant. Trevi hereby grants to Penwest a non-exclusive royalty-free license (with the right to sublicense) under the Trevi TIMERx Improvement Patent Rights to use and practice any Trevi TIMERx Improvement for the development, design or manufacture of products other than the Licensed Product, provided, that, to the extent that Trevi or any of its Affiliates is required to pay any license fee, milestone payment, royalty or any other payment to any Third Party as a result of Penwest’s exercise of its rights pursuant to the license granted under the preceding sentence or in connection with the sale of any resulting products, Trevi shall fully disclose such payment obligations within [**] of the grant of such Third Party license, Penwest may elect not to accept the grant of the license to any such Third Party intellectual property with corresponding payment obligations upon [**] written notice to Trevi from the date of Penwest’s receipt of notification of such payment obligations. If Penwest chooses to accept such license, Penwest shall pay such amounts to Trevi, or, as directed by Trevi, directly to such Third Party, on each occasion within [**] of receipt of the applicable invoice from Trevi, and appropriate supporting documentation.

ARTICLE III

TECHNOLOGY TRANSFER AND TRANSITION ACTIVITIES

3.1 Know-how Transfer. Penwest agrees to transfer to Trevi the Penwest Know-how specified in the Technology Transfer Plan, including all preclinical and clinical data, and manufacturing information, if any, in accordance with the time-lines and other requirements set forth in such plan. In the event Penwest Know-how is in the possession of a Third Party, Penwest will, at the request of Trevi, use Commercially Reasonable Efforts, to obtain such information from such Third Party so that such information may be made available to Trevi under this Section. All external costs incurred in connection with this effort will be the responsibility of Trevi.

3.2 Regulatory Transition. Penwest agrees to transfer the INDs for Licensed Product to Trevi. Concurrent with execution of this Agreement, and as a condition to Trevi’s payments obligation under Section 4.1, Penwest will execute and deliver to Trevi for mailing, letters to the FDA transferring the INDs related to Licensed Product to Trevi, such letters to be in the form attached to this Agreement as Exhibit E. In addition, Penwest will use Commercially Reasonable Efforts to take such other actions as any Regulatory Authority may request to effect the transfer of INDs related to Licensed Product to Trevi. Prior to transfer of the IND, Penwest will continue to perform such obligations as are required under applicable law with respect to an IND holder.

3.3 Supply of Material/ Technology Transfer. Penwest will transfer to Trevi all quantities of API in Penwest’s possession or control, including the Existing Inventory, with delivery costs to be paid by Trevi. Penwest will also furnish to Trevi those documents listed in the Technology Transfer Plan, with any delivery or retrieval costs to be paid by Trevi.

3.4 Transfer of TIMERx Manufacturing Process. At the request of Trevi, Penwest will provide to Trevi copies of excerpts from the relevant laboratory notebooks and manufacturing records as necessary to enable Trevi to replicate and implement the manufacturing process for the TIMERx Technology, provided, however, that Trevi may use such information solely to manufacture Licensed Product pursuant to this Agreement and for no other purpose.

3.5 Cooperation. Except as set forth in Sections 3.1, 3.2 and 3.3, Penwest will have no obligation to provide any on-going assistance in connection with technology transfer activities contemplated under this Agreement, except that Penwest will permit Trevi to consult with Penwest’s former employees who have possession of relevant information related to the research, development, manufacture or use of Licensed Product, and will permit such persons to share such information, including relevant Confidential Information of Penwest, with Trevi for purposes of this Agreement, so long as such consulting occurs under confidentiality obligations at least as stringent as those in Article VI of this Agreement.

3.6 Costs. Each Party will pay its own internal costs associated with technology transfer activities to be provided under this Section 3. To the extent any technology transfer activities to be provided under this Section require external resources, Trevi shall bear the costs of such external resources, provided that such activities and costs are expressly set forth in the Technology Transfer Plan or are otherwise approved in writing in advance by Trevi.

ARTICLE IV

FINANCIAL PROVISIONS

4.1 License Fee. Subject to Section 3.2, within ten (10) days of the Effective Date, Trevi will pay to Penwest a non-creditable, non-refundable license fee of $25,000.

4.2 Milestones Payments. Subject to the terms and conditions of this Agreement, Trevi will pay Penwest a milestone payment upon the first occurrence of each of the following events, no later than [**] after the occurrence of the event:

Event Milestone	Event Milestone Payment
(i) Successful Completion of the first Phase 3 Clinical Study	$250,000
(ii) Receipt of Marketing Approval of Licensed Product in the United States	$750,000

Each of the above milestone payments will be payable only upon the first occurrence of the applicable event, regardless of how many times the event is ultimately achieved.

4.3 Royalty Payments by Trevi. Trevi will pay to Penwest royalties on Net Sales of Licensed Product in the Field in the Territory by Trevi and its Affiliates and Sublicensees, calculated using the following royalty rates:

Portion of Calendar Year Net Sales of such Licensed Product	Royalty Rate
On that portion of calendar year Net Sales of the Licensed Product less than $[**]	[**]%
On that portion of calendar year Net Sales of the Licensed Product equal to or greater than $[**] but less than or equal to $[**]	[**]%
On that portion of calendar year Net Sales of the Licensed Product greater than $[**]	[**]%

4.4 Royalty Term.

(a) Royalties. Royalties under Section 4.3 will be payable on a country by country and Licensed Product-by-Licensed Product basis during the period commencing on the First Commercial Sale of such Licensed Product in the applicable Field in such country and ending upon the later of (i) the date of expiration, unenforceability or invalidation of the last Valid Claim of Penwest Patent Rights Covering such Licensed Product in such country of sale, and (ii) ten (10) years from the date of First Commercial Sale in such country (the “Royalty Term”).

(b) End of Patent Royalty Term. Upon expiration of the Royalty Term, as the case may be, in the country of sale, the license granted to Trevi and its Affiliates and Sublicenses under Article II will convert to a know-how and trademark royalty of [**]% of Net Sales.

4.5 Sublicense Income. In addition to paying Penwest a royalty on the Net Sales by the Sublicensee under Section 4.3, Trevi will pay Penwest a percentage of any Sublicense Income received with respect to a Licensed Product to the extent not included in Net Sales, determined based on the date of the definitive agreement under which the sublicense was granted, as follows:

Stage at Execution of definitive agreement with the Sublicensee	Penwest Portion
[**]	[**]%
[**]	[**]%

4.6 Payments; Reports. Within [**] of the end of calendar quarter, Trevi shall deliver to Penwest an estimate of the royalties due on Net Sales and payments due on Sublicense Income for such calendar quarter. Trevi will pay royalties due on Net Sales, and payments due on Sublicense Income, received in a calendar quarter within [**] of the end of such calendar quarter. Within [**] after the end of each calendar quarter, Trevi will submit to Penwest a report, providing in reasonable detail an accounting of all Net Sales by Trevi and its Affiliates and Sublicensees in the Territory (including, in each case, an accounting of all unit sales of the Licensed Product and a calculation of the deductions from gross invoice price to Net Sales in accordance with the definition of Net Sales) made during such calendar quarter and describing any Sublicense Income received during such period.

4.7 Taxes. Trevi will make all payments to Penwest under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by applicable law to be made on account of Taxes (as that term is defined below). Any Tax required to be withheld under applicable law on amounts payable under this Agreement will promptly be paid by Trevi or its Affiliates or Sublicensees on behalf of Penwest to the appropriate governmental authority, and Trevi will furnish Penwest with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by Penwest. Trevi will give notice of its intention to begin withholding any such Tax in advance and will use Commercially Reasonable Efforts to reduce or eliminate such Tax on payments made to Penwest hereunder. The Parties will cooperate with respect to all documentation required by any relevant government taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes. Solely for purposes of this Section 4.7, “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by a government authority, but not including Trevi income taxes.

4.8 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

4.9 Currency Conversion. All payments to be made by Trevi to Penwest will be made in U.S. Dollars, to a bank account designated by Penwest. In the case of sales outside the United States, payments received by Trevi will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with GAAP and the then current standard methods of Trevi or the applicable Sublicensee, to the extent reasonable and consistently applied. Trevi will provide Penwest with the specific exchange rate translation methodology used for a particular country or countries.

4.10 Late Payments. Trevi will pay interest to Penwest on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of [**] percent ([**]%) per month or the highest rate permitted by applicable law, calculated based on the number of days such payments are paid after the date such payments are due.

4.11 Records and Audits. Trevi will keep complete and accurate records relating to the calculations of Net Sales generated in the then current calendar year, and during the preceding [**]. Penwest will have the right, [**] at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and reasonably acceptable to Trevi, review any such records of Trevi and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [**] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 4.3 and 4.5 within the [**] period preceding the date of the request for review. No calendar year will be subject to audit under this Section more than [**] except for cause. Trevi will receive a copy of each such report concurrently with receipt by Penwest. Should such inspection lead to the discovery of a discrepancy to Penwest’s detriment, Trevi will, within [**] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy, plus interest on the underpayment at a rate per annum equal to the lesser of [**] percent ([**]%) per month or the highest rate permitted by applicable law, calculated from the date the underpayment was made until the date of payment to Penwest of the underpayment. Penwest will pay the full cost of the review unless the underpayment of amounts due to Penwest is greater than [**] percent ([**]%) of the amount due for the entire period being examined, in which case Trevi will pay the cost of such review. Any undisputed overpayment of royalties by Trevi revealed by an examination will be paid by Penwest within [**] of Penwest’s receipt of the applicable report. Any disagreement regarding the results of any audit conducted under this Section will be subject to the dispute resolution provisions set forth in Article X.

ARTICLE V

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION

AND RELATED MATTERS

5.1 Prosecution and Maintenance of Patent Rights. Trevi will have responsibility and decision-making authority, including responsibility for all fees and costs, with respect to, filing, conducting prosecution, and maintaining (including the defense of any interference or opposition proceedings) all Penwest Patent Rights (not including for this purpose Patent Rights that are of general applicability with respect to the TIMERx Technology), including decisions related to continued prosecution. Trevi shall consult with Penwest and shall keep Penwest informed regarding all matters relating to such prosecution, but shall directly instruct Penwest outside counsel as to all matters relating to Penwest Patent Rights. If at any time Penwest and Trevi disagree and cannot reach agreement regarding prosecution of any Penwest Patent Rights, Penwest may retake responsibility for prosecution of those rights by notifying Trevi in writing. Upon such notification, Penwest shall thereafter have responsibility and decision-making authority, including responsibility for all fees and costs for all Penwest Patents Rights identified in the notice.

5.2 Third Party Infringement.

(a) Notices. Each Party will promptly report in writing to the other Party any (i) known or suspected infringement of any Penwest Patent Rights, or (ii) unauthorized use or misappropriation of any Penwest Know-how by a Third Party, of which such Party becomes aware, in each case only to the extent relevant to Licensed Product or the development, manufacture, commercialization or use of Licensed Product in the Field in the Territory, and will provide the other Party with all available information evidencing such infringement, or unauthorized use or misappropriation.

(b) Trevi First Right to Enforce Certain Penwest Patent Rights. Trevi or its designated Affiliate or Sublicensee will have the first right, but not the obligation, to initiate a suit or take other appropriate action required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise protect or enforce, the Penwest Patent Rights and/or defend against a Third Party claim of invalidity or unenforceability of Penwest Patent Rights. Penwest and its Affiliates will join such suit if the relevant court would lack jurisdiction if Penwest or such Affiliate were absent from such suit and Penwest and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Trevi; provided, that Trevi will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Penwest and such Affiliates in connection with such requested cooperation.

(c) Penwest Rights if Trevi Elects Not to Proceed. If Trevi does not initiate a suit or take other appropriate action pursuant to Section 5.2(b) within [**] after knowledge of such infringement or misappropriation or, in the case of receipt of a notice letter sent by a Third Party pursuant to the requirements of 21 U.S.C. § 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or under any analogous provisions, within [**] before any statutory or regulatory deadline for filing such suit, then Penwest will have the immediate right to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise to protect or enforce the relevant Penwest Patent Rights. Trevi and its Affiliates will join such suit if the relevant court would lack jurisdiction if Trevi or such Affiliates were absent from such suit and Trevi and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Penwest; provided, that Penwest will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by Trevi and such Affiliates in connection with such requested cooperation.

(d) Right to Enforce Know-how. Responsibility for preventing or abating actual or threatened infringement or misappropriation of, or otherwise protecting or enforcing Penwest Know-how will be determined in the same manner as the right to enforce Penwest Patent Rights under paragraph (b) and (c). The enforcing Party shall keep the other Party informed of the status of all enforcement activities, and shall consider in good faith all comments of the other Party regarding any aspect of such enforcement.

(e) Conduct of Certain Actions; Costs. The Party initiating suit under this Section 5.2 will have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section. The initiating Party will assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to this Section, including the fees and expenses of the legal counsel selected by it.

(f) Recoveries.

(i) If Trevi initiates suit as permitted in accordance with Section 5.2(b) or, with respect to Penwest Know-how, in the same manner as set forth in Section 5.2(b), any damages, settlements, accounts of profits, or other financial compensation actually paid to Trevi by a Third Party based upon such suit, after deducting Trevi’s actual out of pocket expenses (including reasonable attorneys’ fees and expenses) incurred in pursuing such suit (such net amount, the “Recovery”), will be treated as Sublicense Income, and will be subject to the payment obligations under Section 4.5, with Trevi retaining the balance after such payment.

(ii) If Penwest initiates suit pursuant to Section 5.2(c) or with respect to Penwest Know-how, in the same manner as set forth in Section 5.2(c), Penwest may retain any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party based upon such suit.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidential Information. During the Term and for a period of [**] after any termination or expiration of this Agreement, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement (which, in the case of Trevi and its Affiliates and Sublicensees, includes activities contemplated by the licenses granted in Sections 2.1) or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party. The terms of this Agreement will be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article VI. The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 6.1 will not apply to any Confidential Information that:

(i) is or becomes part of the public domain through no fault of the receiving Party; or

(ii) is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party and provided such Third Party is not disclosing such information on behalf of the disclosing Party.

In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, such Party shall, to the extent practicable, provide prior written notice and a copy of such intended disclosure to such other Party if possible under the circumstances, will consider in good faith the other Party’s comments, will disclose only such Confidential Information of such other Party as is required to be disclosed and will cooperate in the disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures. Notwithstanding anything in this Agreement to the contrary, either Party may disclose to bona fide potential or existing investors or lenders, potential acquirors/acquirees, and, in the case of Trevi, to potential and existing sublicensees and collaborators, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination or transaction, so long as such recipients are bound in writing to maintain the confidentiality of such information.

6.2 Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants, advisors and bona fide potential acquirors, Third Party contractors, potential and existing Sublicensees and distributors, in each case who, in such Party’s reasonable judgment, have a need to know such Confidential information to assist the receiving Party with the activities contemplated by this Agreement (which, in the case of Trevi and its Affiliates and Sublicensees, includes activities contemplated by the license granted in Sections 2.1) or in connection with a potential business relationship or investment that would encompass Licensed Product, and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party under Section 6.1. Penwest and Trevi shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors, contractors, investigators, sublicensees and distributors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants, advisors, contractors, sublicensees and distributors were Parties directly bound to the requirements of Section 6.1). Each Party may also disclose Confidential Information of the other Party to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement.

6.3 Limitation on Penwest Disclosure of Penwest Know-how. During the Term of this Agreement, Penwest will not disclose Penwest Know-how that is specific to Licensed Product or the development, manufacture, commercialization or use of Licensed Product to any Third Party without the express written consent of Trevi or as otherwise permitted under this Agreement.

6.4 Publicity. Neither Party will issue a press release or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that (i) a Party may issue such press release or public announcement if the contents of such press release or public announcement, to the extent related to the terms of this Agreement, are identical with a previously approved press release or have otherwise previously been made public other than through a breach of this Agreement, and (ii) a Party may issue such a press release or public announcement if required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission (SEC) or similar regulatory agency in a country other than, the United States or of any stock exchange or Nasdaq; provided that such Party complies with the notice and review provisions set forth in this Section. In the event Penwest is required by applicable law to publicly disclose any of the results generated by Trevi or any of its Affiliates or Sublicensees or any information provided by Trevi related to Licensed Product or either Party is required by applicable law to disclose the terms of this Agreement, such Party will give the other Party at least [**] prior written notice, but only if and to the extent reasonably practicable, will provide to such other Party a copy of the required disclosure, will, if requested by such other Party, to the extent permitted by applicable law, request confidential treatment of any financial and other materials terms of this Agreement not previously disclosed under this Section, and will consider in good faith any other comments of such other Party on such public disclosure.

6.5 Publications. Trevi and its Affiliates and Sublicensees shall have the sole right to publish the results of development, manufacturing, commercialization and use of Licensed Product during the Term.

6.6 Return of Confidential Information. Upon termination of this Agreement prior to the end of the Term, the receiving Party shall, at the request of, and as directed by, the disclosing Party, return or destroy Confidential Information of the disclosing Party in the receiving Party’s possession, and shall destroy any reports or notes in receiving Party’s possession to the extent containing the disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, provided that (i) the receiving Party may retain one copy of Confidential Information of the disclosing Party for archival purposes, and (ii) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a) It is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party. Such Party has taken all other action required by applicable law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.

(c) The execution and delivery of this Agreement, and the performance as contemplated hereunder, by such Party will not violate any applicable law.

(d) Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Marketing Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or commercialization of Licensed Products), or from any other person, and such execution, delivery and performance by such Party, including the granting of the licenses granted under this Agreement, will not result in the breach of or give rise to any conflict, termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which such Party may be a party existing as of the Effective Date.

(e) Neither Party nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or is the subject of a conviction described in such section.

7.2 Penwest’s Representations and Warranties. Penwest hereby makes the following representations and warranties to Trevi as of the Effective Date, provided that Trevi understands and agrees that the knowledge of Penwest with respect to the matters described below is limited to any actual Knowledge of Penwest arising after the date of the Merger:

(a) Penwest has the right to grant to Trevi the rights and licenses described in this Agreement.

(b) To the Knowledge of Penwest, Exhibit C contains a complete and correct list of all existing Penwest Patent Rights.

(c) To the Knowledge of Penwest, Penwest has not received any written notice of (i) any claim that any patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Products in the Field, or (ii) any threatened claims or litigation seeking to invalidate or otherwise challenge the Penwest Patent Rights or Penwest’s rights therein.

(d) To the Knowledge of Penwest, the Penwest Patent Rights that are pending patent applications as of the Effective Date are being diligently prosecuted at the respective patent offices. To Penwest’s knowledge, the Penwest Patent Rights that are issued patents have been maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

(e) To the Knowledge of Penwest, neither Penwest nor its Affiliates has received written notice from any Regulatory Authority threatening any proceedings with respect to the research, development or manufacture of any Licensed Product in the Field in the Territory.

7.3 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY LICENSED PRODUCT), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PENWEST MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE PENWEST PATENT RIGHTS OR PENWEST KNOW HOW, OR THAT

ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING OR NOT INFRINGING THE PENWEST PATENT RIGHTS OR PENWEST KNOW HOW COVERED BY THIS AGREEMENT. TREVI DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Trevi. Trevi will indemnify, hold harmless, and defend Penwest, its Affiliates, and their respective directors, officers, employees and agents (the “Penwest Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly; (i) any breach of, or inaccuracy in, any representation or warranty made by Trevi in this Agreement, or any breach or violation of any term of this Agreement by Trevi; (ii) the negligence or willful misconduct of Trevi, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents; (iii) infringement, misappropriation or encroachment of any Third Party’s personal, contractual or property rights by Trevi, its officers, directors, employees, Sublicensees, agents or Affiliates or (iv) the research, development, manufacture, commercialization, or use of Licensed Product by Trevi and its Affiliates and Sublicensees in the Territory in the Field under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, Trevi will have no obligation to indemnify the Penwest Indemnitees for any Losses as to which Penwest is obligated to indemnify Trevi under Section 8.2.

8.2 Indemnification by Penwest. Penwest will indemnify, hold harmless, and defend Trevi, its Affiliates and their respective directors, officers, employees and agents (the “Trevi Indemnitees”) from and against any and all Losses incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by Penwest in this Agreement, or any breach or violation of any term of this Agreement by Penwest; (ii) the negligence or willful misconduct of any Penwest Indemnitee; or (iii) the research, development, manufacture or use of Licensed Product by or on behalf of Penwest or any of its Affiliates prior to the Effective Date. Notwithstanding the foregoing, or anything in this Agreement to the contrary, Penwest will have no obligation to indemnify the Trevi Indemnitees for any Losses as to which Trevi is obligated to indemnify Penwest under Section 8.1. The Parties expressly agree that Penwest’s indemnification obligations hereunder shall in no event exceed the greater of (i) $[**] and (ii) $[**]. Except with respect to claims for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement, the rights of the Trevi Indemnitees under this ARTICLE VIII shall be the sole and exclusive remedies of the Trevi Indemnitees with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement.

8.3 Indemnification Procedure. In the event of any such claim against any Trevi Indemnitee or Penwest Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party will cooperate with the indemnifying Party and may, at the indemnifying Party’s option and expense, be represented in any such action or proceeding. The indemnifying Party will not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s prior written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in this Article 8 may apply, the indemnifying Party will promptly notify the Indemnitees, who shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party will be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.

8.4 Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT. NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

ARTICLE IX

TERM AND TERMINATION

9.1 Term. This Agreement will become effective as of the Effective Date, and will continue in full force and effect until terminated in accordance with this Article IX (“Term”).

9.2 Termination for Convenience. This Agreement may be terminated at any time by Trevi upon one hundred eighty (180) days prior written notice to Penwest. During such one hundred eighty (180) day notice period: (i) Trevi shall continue to make all payments to Penwest that would otherwise become due under this Agreement, (ii) the Parties shall continue to perform under the Agreement, and (iii) ongoing clinical trials shall be continued or closed down, as agreed by the Parties, but no new clinical trials will be undertaken.

9.3 Termination for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations hereunder, and has not cured such material breach within [**] in the case of Trevi’s failure to pay any amounts due hereunder) after written notice describing the nature of such material breach is provided to the breaching Party.

9.4 Penwest Termination. Penwest may terminate this Agreement upon written notice to Trevi in the event the Clinical Trial Commencement Date has not occurred by April 30, 2012. In addition, to the extent permitted by applicable law, Penwest may terminate this Agreement by giving written notice of termination to Trevi within thirty (30) days of the filing of bankruptcy or bankruptcy of Trevi or the making by Trevi of any assignment for the benefit of creditors. Termination shall be effective upon the date specified in such notice.

9.5 Patent Challenge Termination. If Trevi or any of its Sublicensees challenge the validity or enforceability of any Penwest Patent Rights Covering Licensed Product, and such challenge is not terminated within thirty (30) days of Trevi’s receipt of written notice from Penwest, this Agreement shall immediately terminate and all licenses granted hereunder shall be revoked.

9.6 Effect of Termination.

(a) Pre-Termination Obligations; Transfer of Information and Filings. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. Trevi shall remain obligated to provide an accounting for and to pay Royalties earned. In the event of termination, (i) the licenses granted hereunder shall terminate; (ii) Trevi shall have no further rights under Penwest Patent Rights or Penwest Know-how to develop, manufacture or market the Licensed Product or any product containing Licensed Product for use in the Field, or otherwise to use the Penwest Patent Rights or Penwest Know How; (iii) all rights granted hereunder shall revert to Penwest for the benefit of Penwest; and (iv) Trevi shall, as promptly as practicable, transfer to Penwest or Penwest’s designee: (a) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Marketing Approvals and pricing and reimbursement approvals) relating to the development, manufacture or commercialization of the Licensed Product in the Field and all product trademarks then being used in connection with Licensed Product, other than Trevi’s corporate trademarks; and (b) all safety data and other adverse event data in Trevi’s possession or Control. In addition, Trevi shall, free of charge, transfer to Penwest or destroy (at Penwest’s election) all API and Licensed Product in Trevi’s possession or control. Notwithstanding the foregoing, Trevi shall be entitled to sell any completed inventory of Licensed Product which remain on hand as of the date of the termination, and to sell new inventory to the extent necessary to satisfy its contractual and legal obligations, so long as Trevi pays to Penwest the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement; provided that no sales shall be permitted after the expiration of [**] after the date of termination. Trevi will execute all documents and take all such further actions, as may be reasonably requested by Penwest in order to give effect to the preceding sentences as soon as practicable.

(b) License Grant. In the event of termination of this Agreement by Penwest under Section 9.3 or 9.4, automatic termination under Section 9.5 or termination by Trevi under Section 9.2, Trevi will be deemed to have granted to Penwest a perpetual, royalty free (except as set forth below), worldwide, exclusive, sublicensable, license under any Trevi Improvement Patent Rights and Trevi Improvements to the extent necessary to manufacture, market, sell or use Licensed Product in the Field in the Territory. Notwithstanding anything in this Section to the contrary, in the event Trevi or any of its Affiliates or sublicensees is required to make payments to any Third Party by reason of the licenses granted to Penwest under this paragraph (b) and based on the development, manufacture or sale of Licensed Product by or on behalf of Penwest or any of its Affiliates or sublicensees, Penwest will pay such amounts due by Trevi or any of its Affiliates or Sublicensees to such Third Party by reimbursing Trevi or paying such amounts directly to such Third Party, as directed by Trevi, in each case based on supporting documentation provided by Trevi, provided that Trevi fully discloses such payment obligations within [**] of the grant of the license. Penwest may elect not to accept the grant of the license to any such Third Party intellectual property with corresponding payment obligations upon [**] written notice to Trevi from the date of Penwest’s receipt of notification of such payment obligations.

9.7 Survival. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Articles VI, VIII, IX, X and XI will survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, will survive. Except as set forth in this Article IX, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.

ARTICLE X

DISPUTE RESOLUTION

10.1 Referral of Unresolved Matters to Senior Executives. In the event that the Parties are unable to resolve a dispute within [**] from the date such dispute is first brought to the other Party’s attention, the matter shall be referred to the Chief Executive Officer of Trevi and a senior executive of Penwest or its Affiliate to be resolved by negotiation in good faith as soon as is practicable but in no event later than [**] after referral.

10.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement which the Parties have not resolved under Section 10.1, will be decided by arbitration in accordance with the Rules of the American Arbitration Association for Commercial Arbitration in effect at the time the dispute arises, unless the Parties hereto mutually agree otherwise. To the extent such rules are inconsistent with this provision, this provision will control. The following rules will apply to any such arbitration:

(a) Any demand for arbitration must be made in writing to the other Party.

(b) There will be three arbitrators, one of whom shall be appointed by each Party and a third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two arbitrators appointed by the Parties. If the two arbitrators cannot agree on the appointment of the third arbitrator within [**], then the AAA shall select the arbitrator. Any arbitration involving patent rights, other intellectual property rights or intellectual property will be heard by arbitrators who are expert in such areas.

(c) The arbitration will be held in Philadelphia, Pennsylvania, or such other place as the Parties agree. The arbitrators will apply the substantive law of the Commonwealth of Pennsylvania in accordance with Section 11.1, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision will be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq.

(d) Neither Party will have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrators will be final and binding upon both Parties. The arbitrators will render a written opinion setting forth findings of fact and conclusions of law.

(e) Each Party will bear its own expenses of the arbitration, including the expenses of its counsel and other experts, except that both Parties shall share equally in the cost of appointed arbitrator.

10.3 Equitable Relief. Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right, through the arbitration process described in Section 10.2 or in court, to seek equitable relief to enforce the provisions of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.2 Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (i) the affected Party provides prompt written notice to the other Party of such failure or delay, (ii) the affected Party uses Commercially Reasonable Efforts to mitigate the effects of the Force Majeure Event, and (iii) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of Trevi or Penwest to comply with applicable laws.

11.3 Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.

11.4 Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been properly given if delivered in person by a internationally recognized overnight courier, to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Term.

In the case of Trevi:

Trevi Therapeutics, Inc.

52 Charter Ridge Drive

Sandy Hook, CT 06482

Attention: Chief Executive Officer

With a copy to:

Stuart Falber, Esq.

Wilmer Hale LLP

60 State St.

Boston, MA 02109

In the case of Penwest:

Penwest Pharmaceuticals Co.

100 Endo Boulevard

Chadds Ford, PA 19317

Attention: Chief Legal Officer

11.5 Assignment. This Agreement may not be assigned or otherwise transferred by either Party, without the written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its Affiliates, and (ii) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, (i) the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement, and (ii) Penwest will not assign this Agreement unless the assignee is also assigned ownership owns or Controls of the Penwest Patent Rights and Penwest Know-how. Any purported assignment in violation of this Section 11.5 will be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

11.6 Affiliate Performance. Any obligation of Trevi under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Trevi’s sole and exclusive option, either by Trevi directly or by any Affiliate or Sublicensee of Trevi that Trevi causes to satisfy, meet or fulfill such obligation, in whole or in part.

11.7 Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.

11.8 Entire Agreement. This Agreement, along with all schedules and exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.

11.9 No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.

11.10 Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement will not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.

11.11 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

11.12 Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.13 Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision will be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.

11.14 Interpretation.

(a) General. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

(b) Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(c) Capitalization. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(e) Schedules and Exhibits. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f) Person References. References to any Person include the successors and permitted assigns of that Person.

(g) References to Parts of this Agreement. References to Articles, Sections, Schedules, and Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement unless otherwise specified.

(h) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” is used in the inclusive sense (and/or). Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

11.15 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, Trevi and Penwest have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the Effective Date.

Trevi Therapeutics, Inc.

By:	/s/ Jennifer Good
Jennifer Good
Chief Executive Officer

Penwest Pharmaceuticals Co.

By:	/s/ David P. Holveck
Name:	David P. Holveck
Title:	President and Chief Executive Officer

Exhibit A

Description of Nalbuphine HCL and Nalbuphine Drug Product

Drug Substance

1.	Drug Substance

The nalbuphine HCl drug substance is a [**]. Nalbuphine HCl is a [**]

2.	Description and Composition of the Drug Product

Nalbuphine HCl ER tablets, [**]. Nalbuphine HCl ER tablets [**].

2.1	Composition

[**].

Exhibit B

Existing Inventory of API

Approximately [**] of nalbuphine hydrochloride drug substance

Exhibit C

Pending Patent Applications

Nalbuphine

Country	Status	Title	App #	App Date	Owner
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

Exhibit D

Technology Transfer Plan

Penwest to provide to Trevi, in accordance with the delivery instructions provided by Trevi, the following archived documents and materials within [**] of the Effective Date, to the extent such documents are contained in the boxes specifically designated for the retention of such documents and in the current possession of Penwest.

Soft Files

All readily identifiable electronic data for nalbuphine as stored on the Penwest T: and S: drives

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 6 pages were omitted. [**]

Exhibit E

Letters to FDA transferring INDs

Endo Pharmaceuticals Letterhead

May XX, 2011

Bob Rappaport, MD, Director

Division of Anesthesia and Analgesia Products

Food and Drug Administration

Center for Drug Evaluation and Research

Central Document Room

5901-B Ammendale Rd.

Beltsville, MD 20705-1266

SUBMITTED IN TRIPLICATE

RE:     IND [**]

Nalbuphine Hydrochloride Extended Release Tablets

Transfer of IND Sponsorship,

IND Serial Number: [**]

Dear Dr. Rappaport:

Reference is made to the Investigational New Drug Application (IND) cited above. Penwest Pharmaceuticals Co., a wholly-owned subsidiary of Endo Pharmaceuticals, hereby transfers sponsorship of IND [**] to:

Trevi Therapeutics, Inc.

[**]

All rights to IND [**] have been transferred to Trevi Therapeutics, Inc.

The last clinical study conducted under this IND completed in [**]. There are no active investigations at this time. All IND documentation has been sent to Trevi Therapeutics, Inc.

We understand that the subject IND and all information contained herein, unless otherwise made public by Endo Pharmaceuticals, is CONFIDENTIAL.

If you require further assistance, please contact Robert Barto, Vice President of Regulatory Affairs at (484) 840-4262.

Sincerely,
Robert Barto Vice President, Regulatory Affairs
Endo Pharmaceuticals Inc. 100 Endo Boulevard
Chadds Ford, PA 19317
Telephone: (484) 840-4262

CC: Thomas Sciascia, MD, Executive Vice President, Research and Development, Trevi Therapeutics

Enclosures: FDA Form 1571, Transfer of Sponsorship Letter (1 archival copy and 2 review copies)

Trevi Therapeutics Letterhead

May XX, 2011

Bob Rappaport, MD, Director

Division of Anesthesia and Analgesia Products

Food and Drug Administration

Center for Drug Evaluation and Research

Central Document Room

5901-B Ammendale Rd.

Beltsville, MD 20705-1266

SUBMITTED IN TRIPLICATE

RE:     IND [**], Nalbuphine Hydrochloride Extended Release Tablets

Acceptance of IND Sponsorship

IND Serial No.: XXXX

Dear Dr. Rappaport:

Reference is made to the Investigational New Drug Application (IND) cited above. Reference is also made to the transfer letter from Penwest Pharmaceuticals sent May XXX, 2011 (Serial No. XXX). Trevi Therapeutics, Inc. hereby accepts sponsorship of IND [**] effective May XX, 2011. All pertinent Regulations will be followed with respect to this IND application.

Trevi Therapeutics, Inc. commits to the previous agreements, commitments, and conditions made by the former owner and contained in the IND application.

Trevi Therapeutics, Inc., has received and will maintain a complete copy of the IND, including amendments and records that are required to be kept.

If you require further assistance, please contact Thomas Sciascia, MD at [**].

Sincerely,
Thomas Sciascia, MD
Executive Vice President, Research and Development
Trevi Therapeutics, Inc.
[**]
Telephone: [**]
Fax: (617) YYY-ZZZ

CC: Robert Barto, Vice President Regulatory Affairs